EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

KalVista Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value per share $0.001	457(o)	$—	$—	$—	—	$—
	Equity	Preferred stock, par value $0.001 per share	457(o)	—	—	—	—	—
	Debt	Debt securities	457(o)	—	—	—	—	—
	Other	Warrants	457(o)	—	—	—	—	—
	Other	Subscription rights	457(o)	—	—	—	—	—
	Other	Units	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	$300,000,000(1)	N/A(2)	$300,000,000

	Total Offering Amounts					$300,000,000	$0.0001476	$44,280.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$44,280.00

(1)

There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) debt securities, (d) warrants to purchase common stock, preferred stock or debt securities of the Registrant, (e) subscription rights to purchase common stock, preferred stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $300,000,000. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.